Memorandum

To:	Directors and Executive Officers of NovaStar Financial, Inc.
From:	Jeffrey D. Ayers
Date:	March 30, 2006
Re:	Notice of Blackout Period

This notice updates and supersedes the notice dated February 17, 2006 that you received regarding the Blackout (as defined below) in order to notify you that the Blackout will not affect your ability to enter into transactions in Company equity securities during the Blackout Period (as defined below).

NovaStar Financial, Inc. (the “Company”) filed a prospectus dated January 20, 2006 and a prospectus supplement dated February 17, 2006 regarding its offer to rescind (the “Rescission Offer”) the previous purchase of shares of Company common stock included in units in the NovaStar Common Stock Fund (the “NovaStar Fund”) purchased during the one-year period immediately preceding January 20, 2006. The NovaStar Fund was an alternative for new investments under the Company’s 401(k) Plan (the “Plan”) until June 17, 2005. Currently, Plan participants may only hold or sell units in the NovaStar Fund in their Plan account.

The Rescission Offer expired today at 5:00 p.m., Central time. In order to process the Rescission Offer, the Company, as Plan administrator, must temporarily suspend (the “Blackout”) all transactions related to the NovaStar Fund for Plan participants that accept the Rescission Offer. The Blackout for Plan participants that accept the Rescission Offer will begin at 5:00 p.m., Central time, on March 30, 2006 and is expected to end during the calendar week of April 2, 2006 (the “Blackout Period”) on the date that the proceeds for the Rescission Offer are credited to the 401(k) Plan accounts of such participants.

As the ability to make new investments in the NovaStar Fund was terminated on June 17, 2005, the Blackout only prevents Plan participants who accept the Rescission Offer from selling or otherwise transferring units in the NovaStar Fund during the Blackout Period. Participants will still be able to direct their existing account balances and new contributions and rollover amounts into or out of other investment options offered under the Plan.

Because the Company did not know whether 50% or more of the participants in individual account plans maintained by the Company would be affected by the Blackout, the Company previously provided a notice to you regarding a potential restriction on your ability to enter into certain transactions involving Company equity securities during the Blackout Period. Based on the results of the Rescission Offer, the Blackout will not affect the ability of 50% or more of the participants in individual account plans maintained by the Company to acquire or hold equity securities of the Company. Therefore, Regulation BTR will not restrict you from entering into transactions in Company equity securities during the Blackout Period.

If you have any questions regarding this notice, please contact me by phone at 816-237-7964 or by mail at NovaStar Financial, Inc., 8140 Ward Parkway, Suite 300, Kansas City, Missouri 64114.